Exhibit 99.1

tw telecom Reports Second Quarter 2012 Results
Grew revenue 7.7%, Net Income 35.0% and Modified EBITDA1 8.8% year over year
Delivered 36.8% Modified EBITDA margin1 for the quarter
Launched Enhanced Management & Dynamic Capacity Intelligent Network capabilities

LITTLETON, Colo. - August 6, 2012 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its second quarter 2012 financial results, including $364.5 million of revenue, net income of $19.3 million, $134.0 million of Modified EBITDA (“M-EBITDA”), $114.2 million of net cash provided by operating activities and $37.7 million of levered free cash flow3.

“Our performance this quarter reflects both consistency and innovation,” said Larissa Herda, tw telecom's Chairman, CEO and President. “We achieved solid comprehensive financial results, including our 31st consecutive quarter of revenue growth, as well as strong margins and cash flow. We also delivered game changing new Intelligent Network services and further advanced new Ethernet capabilities. We're focused on delivering advanced networking services for customers' growing complex needs, including enabling cloud applications, to continue our track record of strong revenue growth.”

Highlights for the Second Quarter 2012

•	Grew total revenue 1.6% sequentially and 7.7% year over year

•	Grew enterprise revenue 2.1% sequentially and 10.9% year over year

•	Grew data and Internet revenue 3.2% sequentially and 15.4% year over year

•	Data & Internet now represents 50% of revenue, driven primarily by strategic Ethernet and VPN-based product revenue

•	Grew pre-tax income 41.1% and net income 35.0% year over year

•	Grew M-EBITDA 1.7% sequentially and 8.8% year over year

•	Delivered 36.8% M-EBITDA margin

•	Grew cash, equivalents and short term investments to $531.7 million

•	Delivered $114.2 million in net cash provided by operating activities and $37.7 million of levered free cash flow, representing 10.3% of revenue

Business Trends

    “We achieved solid comprehensive financial results as our sales trends strengthened,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “Our bookings7, or sales, gained momentum during the first quarter, which continued into the second quarter as we steadily progressed to achieve our strongest sales quarter on record. This sales momentum contributed to our sequential data and Internet revenue growth, which grew at a higher rate this quarter than last quarter, as we continued to take market share and further expand our existing customers' services.”

New Products

“We achieved significant progress on our new product capabilities,” said John Blount, tw telecom's Chief Operating Officer, “including the launch today of our Dynamic Capacity service, which is the second phase of our Intelligent Network capabilities. We also successfully rolled out the first phase of our Intelligent Network capabilities with the launch of our Enhanced Management services at the end of June. Additionally, we continued to further advance our new Ethernet capabilities that will enable national coverage from a single connection point, which we expect to introduce in the fourth quarter. Our new capabilities represent thoughtful and strategic innovation, including unique foundational design and scalability, that we believe will continue to distance us from the competition.”

Operational Metrics

Revenue churn4 was 0.9% both for the current quarter and the same period last year, which decreased from 1.1% for the prior quarter, primarily reflecting churn from one large carrier customer that did not recur. As this large disconnect occurred late in the prior quarter, the majority of the financial impact to revenue was realized in the current quarter, which negatively impacted network services. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, which is consistent with both the prior quarter and the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 27,600 customers as of June 30, 2012. Customer churn4 was 1.0% for the current quarter that is consistent with both the prior quarter and the same quarter last year. The Company ended the second quarter with over 28,000 fiber route miles (of which approximately 21,000 were metro miles).

Capital Expenditures

Capital expenditures of $80.8 million for the quarter were up slightly compared to the prior quarter of $79.1 million and decreased from $90.9 million for the same period last year, with the majority of the investments in each period related to success-based initiatives.

Year-to-date capital investments of $159.9 million decreased 6.0% for the same period last year and declined to 22.1% of revenue for the first 6 months of this year compared to 25.4% for the same period last year. This reflected an increase in certain success-based investments such as building additions and collocation investments for ongoing customer demand, offset by technology and infrastructure investments in the prior year that did not recur, timing of projects and gains from capital efficiency initiatives.

The Company expects capital investments to grow in the last half of the year over the first six months, and anticipates investments for the full year may be at the lower end of a range of $345 to $355 million, given its capital efficiencies and timing of projects. The Company also expects the majority of these investments to be tied to new success-based opportunities.

Other

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations5, usage, rate changes, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

As part of taxes and fees, the Company expects a third quarter rate decrease that will negatively impact its revenue growth rate for voice services.

Intercarrier compensation revenue represented 2% of total revenue for the second quarter. Due to a November 2011 FCC order, the Company expects about half of this revenue will be eliminated over a six-year period ending July 2018, with approximately $2 million of this reduction occurring in the last half of 2012.

Year over Year Results - Second Quarter 2012 compared to Second Quarter 2011

Revenue

Revenue for the quarter was $364.5 million compared to $338.4 million for the second quarter last year, representing a year over year increase of $26.1 million, or 7.7%. Revenue grew primarily due to ongoing strong enterprise revenue growth. Key changes in revenue included:

•	$28.2 million increase in revenue from enterprise customers, or 10.9% year over year, driven primarily by data and Internet services and an increase in certain taxes and fees

•
$2.4 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, partially offset by Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue year over year was as follows:

•
15.4% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn. Data and Internet revenue represents 50% of total revenue for the quarter compared to 47% a year ago

•	8.8% increase in voice services, primarily reflecting sales of converged and other voice solutions as well as an increase in certain taxes and fees, partially offset by churn

•	6.6% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and colocation services

Operating Costs

Operating costs for the quarter grew year over year, primarily as a result of revenue growth, and included increases in network access costs and certain taxes and fees. Operating costs as a percentage of revenue were 42.0% for the quarter and 41.7% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.2% in the current quarter compared to 58.4% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily reflecting an increase in employee-related costs, property taxes and regulatory fees, partially offset by a decrease in bad debt expense. SG&A costs as a percentage of revenue decreased to 23.2% for the quarter from 23.9% for the same period last year.

Net Income

Net income grew 35.0% to $19.3 million for the quarter from $14.3 million for the same period last year. The increase was primarily driven by M-EBITDA growth, partially offset by an increase in income tax expense. Earnings per share grew to $0.13 for the quarter compared to $0.09 in the same period last year.

M-EBITDA and Margins

M-EBITDA grew to $134.0 million for the quarter, an increase of 8.8%, from the same period last year. M-EBITDA margin for the quarter was 36.8% as compared to 36.4% for the same period last year.

Sequential Results - Second Quarter 2012 compared to First Quarter 2012

Revenue

Revenue for the quarter was $364.5 million, as compared to $358.9 million for the first quarter of 2012, an increase of $5.6 million, or 1.6%, representing the 31st consecutive quarter of sequential growth. Revenue grew due to ongoing strong enterprise growth. Key changes in revenue included:

•	$6.0 million increase in enterprise revenue, representing 2.1% sequential growth driven primarily by data and Internet services

•
$0.8 million decrease in revenue from carrier customers, primarily reflecting churn and repricing for contract renewals largely in network services, offset by growth in Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue sequentially was as follows:

•	3.2% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based product sales and other services, partially offset by churn

•	1.5% increase in voice services, primarily reflecting an increase in sales of converged solutions and certain taxes and fees resulting from revenue growth, partially offset by churn

•
2.1% decrease in network services, primarily reflecting the full quarter impact of one large carrier customer disconnecting two high capacity circuits toward the end of the prior quarter, as well as repricing for contract renewals largely in transport services

Operating Costs

Operating costs increased primarily as a result of revenue growth and included increased network access costs, seasonally higher maintenance and utility costs and annual merit increases. Operating costs were 42.0% of revenue for the quarter and 41.6% for the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 58.2% compared to 58.6% in the prior quarter.

Selling, General and Administrative Costs

SG&A costs decreased reflecting a reduction in bad debt expense, lower payroll taxes and stock-based compensation expense, partially offset by annual merit increases and higher sales commissions and other employee-related costs. SG&A was 23.2% of revenue for the quarter and 24.0% for the prior quarter.

Net Income

Net income was flat from the prior quarter at $19.3 million, primarily reflecting M-EBITDA growth which was offset by an increase in depreciation expense due to a gain on disposal of assets in the prior quarter that did not recur. Earnings per share was $0.13 for both the current and the prior quarter.

M-EBITDA and Margins

M-EBITDA was $134.0 million for the quarter, an increase of 1.7% from the prior quarter. M-EBITDA margin was 36.8% for the quarter compared to 36.7% for the prior quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 7, 2012 at
9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) Revenue churn is defined as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2012 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales momentum, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, the impact of regulatory changes, churn, business trends and fluctuations, taxes and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2011 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended June 30, 2012 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Growth %	2012	2011	Growth %
Revenue
Data and Internet services	$182,480	$158,168	15.4%	$359,331	$310,355	15.8%
Voice services	91,008	83,636	8.8%	180,629	166,660	8.4%
Network services	83,009	88,898	-6.6%	167,813	178,409	-5.9%
Service Revenue	356,497	330,702	7.8%	707,773	655,424	8.0%
Intercarrier compensation	8,006	7,684	4.2%	15,655	15,504	1.0%
Total Revenue	364,503	338,386	7.7%	723,428	670,928	7.8%
Expenses
Operating costs	152,986	141,251		302,179	280,980
Gross Margin	211,517	197,135		421,249	389,948
Selling, general and administrative costs	84,580	80,784		170,670	159,599
Depreciation, amortization and accretion	70,469	70,081		138,863	139,817
Operating Income	56,468	46,270	22.0%	111,716	90,532	23.4%
Interest expense	(15,612)	(16,030)		(31,056)	(32,290)
Non-cash interest expense and deferred debt costs	(6,248)	(5,815)		(12,385)	(11,527)
Interest income	93	174		197	317
Income before income taxes	34,701	24,599	41.1%	68,472	47,032	45.6%
Income tax expense	15,382	10,292		29,821	20,106
Net Income	$19,319	$14,307	35.0%	$38,651	$26,926	43.5%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$211,517	$197,135		$421,249	$389,948
Add back non-cash stock-based compensation expense	455	584		955	1,172
Modified Gross Margin	211,972	197,719	7.2%	422,204	391,120	7.9%
Selling, general and administrative costs	84,580	80,784		170,670	159,599
Add back non-cash stock-based compensation expense	6,594	6,249		14,222	13,109
Modified EBITDA	133,986	123,184	8.8%	265,756	244,630	8.6%
Non-cash stock-based compensation expense	7,049	6,833		15,177	14,281
Depreciation, amortization and accretion	70,469	70,081		138,863	139,817
Net Interest expense	15,519	15,856		30,859	31,973
Non-cash interest expense and deferred debt costs	6,248	5,815		12,385	11,527
Income tax expense	15,382	10,292		29,821	20,106
Net Income	$19,319	$14,307		$38,651	$26,926
Modified Gross Margin %	58.2%	58.4%		58.4%	58.3%
Modified EBITDA Margin %	36.8%	36.4%		36.7%	36.5%

Free Cash Flow:
Modified EBITDA	$133,986	$123,184	8.8%	$265,756	$244,630	8.6%
Less: Capital Expenditures	80,792	90,861	-11.1%	159,901	170,137	-6.0%
Unlevered Free Cash Flow	53,194	32,323	64.6%	105,855	74,493	42.1%
Less: Net interest expense	15,519	15,856	-2.1%	30,859	31,973	-3.5%
Levered Free Cash Flow	$37,675	$16,467	128.8%	$74,996	$42,520	76.4%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	June 30, 2012	Mar 31, 2012	Growth %
Revenue
Data and Internet services	$182,480	$176,851	3.2%
Voice services	91,008	89,621	1.5%
Network services	83,009	84,804	-2.1%
Service Revenue	356,497	351,276	1.5%
Intercarrier compensation	8,006	7,649	4.7%
Total Revenue	364,503	358,925	1.6%
Expenses
Operating costs	152,986	149,193
Gross Margin	211,517	209,732
Selling, general and administrative costs	84,580	86,090
Depreciation, amortization and accretion	70,469	68,394
Operating Income	56,468	55,248	2.2%
Interest expense	(15,612)	(15,444)
Non-cash interest expense and deferred debt costs	(6,248)	(6,137)
Interest income	93	104
Income before income taxes	34,701	33,771	2.8%
Income tax expense	15,382	14,439
Net Income	$19,319	$19,332	-0.1%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$211,517	$209,732
Add back non-cash stock-based compensation expense	455	500
Modified Gross Margin	211,972	210,232	0.8%
Selling, general and administrative costs	84,580	86,090
Add back non-cash stock-based compensation expense	6,594	7,628
Modified EBITDA	133,986	131,770	1.7%
Non-cash stock-based compensation expense	7,049	8,128
Depreciation, amortization and accretion	70,469	68,394
Net Interest expense	15,519	15,340
Non-cash interest expense and deferred debt costs	6,248	6,137
Income tax expense	15,382	14,439
Net Income	$19,319	$19,332
Modified Gross Margin %	58.2%	58.6%
Modified EBITDA Margin %	36.8%	36.7%

Free Cash Flow
Modified EBITDA	$133,986	$131,770	1.7%
Less: Capital Expenditures	80,792	79,109	2.1%
Unlevered Free Cash Flow	53,194	52,661	1.0%
Less: Net interest expense	15,519	15,340	1.2%
Levered Free Cash Flow	$37,675	$37,321	0.9%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Jun. 30 2012	Mar. 31 2012	Jun. 30 2011
Weighted Average Shares Outstanding (thousands)
Basic	147,497	146,967	147,939
Diluted (2)	149,532	149,090	150,395

Basic & Diluted Income per Common Share	$0.13	$0.13	$0.09

	As of
	Jun. 30 2012	Mar. 31 2012	Jun. 30 2011
Common shares (thousands)
Actual Shares Outstanding	150,966	150,374	150,930
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,573	4,596	4,308
Options (thousands)
Options Outstanding	5,375	5,977	7,626
Options Exercisable	4,674	5,268	5,716
Options Exercisable and In-the-Money	4,674	4,564	4,365

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Jun. 30 2012	Mar. 31 2012	Jun. 30 2011
ASSETS
Cash, equivalents, and short term investments	$531,699	$486,667	$509,261

Receivables	108,429	100,070	94,175
Less: allowance	(7,521)	(8,649)	(7,902)
Net receivables	100,908	91,421	86,273

Prepaid expenses and other current assets	19,929	18,334	19,432
Deferred income taxes	65,008	65,008	40,428
Total other current assets	84,937	83,342	59,860

Property, plant and equipment	4,116,329	4,080,835	3,877,286
Less: accumulated depreciation	(2,662,794)	(2,641,851)	(2,481,951)
Net property, plant and equipment	1,453,535	1,438,984	1,395,335

Deferred income taxes	136,988	148,432	205,165
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	14,928	16,335	21,093
Other assets, net of accumulated amortization	22,862	23,875	16,127
Total other non-current assets	587,472	601,336	655,079

Total	$2,758,551	$2,701,750	$2,705,808

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$57,433	$56,142	$72,377
Deferred revenue	43,856	42,923	41,311
Accrued taxes, franchise and other fees	65,274	65,840	68,828
Accrued interest	13,914	7,488	13,913
Accrued payroll and benefits	40,730	29,969	38,818
Accrued carrier costs	24,022	25,154	26,751
Current portion of debt & lease obligations	465,398	108,482	7,140
Other current liabilities	29,110	31,132	39,469
Total current liabilities	739,737	367,130	308,607

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,744	373,744	373,744
Unamortized Discount	(16,577)	(21,872)	(37,102)
Net	357,167	351,872	336,642
Floating rate senior secured debt - Term Loan B, due 1/7/2013	101,518	101,787	102,593
Floating rate senior secured debt - Term Loan B, due 12/30/2016	465,482	466,713	470,407
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	427,808	427,711	427,420
Capital lease obligations	17,837	18,178	15,268
Less: current portion	(465,398)	(108,482)	(7,140)
Total long-term debt and capital lease obligations	904,414	1,257,779	1,345,190

Long-Term Deferred Revenue	24,629	22,041	18,407
Other Long-Term Liabilities	36,046	35,784	32,568

Stockholders’ Equity	1,053,725	1,019,016	1,001,036

Total	$2,758,551	$2,701,750	$2,705,808

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Holders have the option to require the Company to purchase all or part of the debentures on April 1, 2013, April 1, 2016 or April 1, 2021; or at any time prior to April 1, 2026 to convert the debentures into equity. The Company has the right to redeem the debentures in whole or in part at any time on or after April 6, 2013.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Jun. 30 2012	Mar. 31 2012	Jun. 30 2011
Cash flows from operating activities:
Net Income	$19,319	$19,332	$14,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	70,469	68,394	70,081
Deferred income taxes	14,947	14,030	9,871
Stock-based compensation expense	7,049	8,128	6,833
Amortization of discount on debt and deferred debt costs and other	6,246	6,121	5,792
Changes in operating assets and liabilities:
Accounts receivable, net	(9,487)	4,761	(4,454)
Prepaid expenses and other current and noncurrent assets	(752)	(173)	744
Accounts payable	(6,367)	4,020	(1,303)
Accrued interest	6,418	(6,466)	6,510
Accrued payroll and benefits	10,724	(14,334)	1,716
Deferred revenue, current and noncurrent	3,521	415	6,380
Other current and noncurrent liabilities	(7,849)	(9,867)	331

Net cash provided by operating activities	114,238	94,361	116,808

Cash flows from investing activities:
Capital expenditures	(80,792)	(76,783)	(90,327)
Purchase of investments	(79,711)	(40,102)	(55,004)
Proceeds from sale of investments	69,579	36,474	41,877
Other investing activities, net	5,406	301	1,581
Net cash used in investing activities	(85,518)	(80,110)	(101,873)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	8,393	(2,565)	10,246
Purchases of treasury stock	—	(11,519)	(6,529)
Excess tax benefits from stock-based compensation	268	448	—
Payment of debt and capital lease obligations	(1,834)	(1,878)	(1,636)

Net cash provided by (used in) financing activities	6,827	(15,514)	2,081

Increase (decrease) in cash and cash equivalents	35,547	(1,263)	17,016
Cash and cash equivalents at the beginning of the period	352,131	353,394	362,215
Cash and cash equivalents at the end of the period	$387,678	$352,131	$379,231

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$387,678	$352,131	$379,231
Short term investments	144,021	134,536	130,030
Total of cash, equivalents and short term investments	$531,699	$486,667	$509,261

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,489	$22,361	$10,172
Cash paid for income taxes, net of refunds	$5,082	$(24)	$2,469
Addition of capital lease obligation	$—	$2,326	$534

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$80,792	$76,783	$90,327
Addition of capital lease obligation	—	2,326	534
Total capital expenditures	$80,792	$79,109	$90,861

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2011				2012
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Buildings (2)	13,742	14,311	14,872	15,438	15,905	16,367
Headcount
Total Headcount	2,985	3,071	3,065	3,051	3,059	3,089
Sales Associates	564	553	564	555	551	546
Customers
Total Customers	27,234	27,322	27,376	27,509	27,495	27,569

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.